Exhibit 10.21

Nuveen Investments, Inc. 333 West Wacker Drive Chicago, IL 60606 312.917.7700

June 30, 2009

Mr. Alan G. Berkshire

363 S. Las Palmas Ave.

Los Angeles, CA 90020

Dear Alan:

As we have discussed, you will cease to be an employee or executive officer of Nuveen Investments, Inc. (the “Company”) or any of its affiliated companies as of the close of business on June 30, 2009 (“Date of Termination”). Following the Date of Termination, in the manner and on the terms set forth below, the Company shall provide all of the payments and benefits specified in Section 4(a) of your employment agreement with the Company dated January 1, 2008 (the “Employment Agreement”), provided that, as provided in the Employment Agreement, you agree to the general release of claims below. You acknowledge that your obligations under Section 5 of the Employment Agreement remain in the full force and effect in accordance with their terms.

Unless you have revoked the release set forth herein:

Within 30 days of the Date of Termination, pursuant to Section 4(a)(i) of the Employment Agreement, you will receive an amount equal to $2,700,000 representing the sum of (a) the Enhanced Severance Amount (as defined in the Employment Agreement) plus (b) one-half (1/2) of the Prior Bonus (as defined in the Employment Agreement).

Beginning on the Date of Termination, the Company will provide the benefits set forth in Section 4(a)(ii) of the Employment Agreement. These benefits shall include, without limitation, and in accordance with the Company’s policy, a payment of $157,187.01 under the Nuveen Investments, LLC Excess Benefit Retirement Plan, which payment shall occur within 30 days of the Date of Termination in accordance with the Company’s policy.

With regard to the matters set forth in Section 4(a)(iii) of the Employment Agreement, the following shall occur:

With respect to the Class A Units of Windy City Investments Holdings, LLC (“Windy City”) that you purchased, the Company will recommend to the Board of Managers of Windy City that the repurchase rights with respect to those Class A Units under the Amended and Restated Unitholder Agreement between Windy City and you be waived.

With respect to the Class B Units of Windy City granted to you, within 30 days of the Date of Termination, 5,833 vested Class B Units (out of a total of 27,778 originally granted) will be repurchased for $.05 per unit and unvested Class B Units will be forfeited in accordance with the Class B Unit Grant Agreement and the Amended and Restated Unitholder Agreement between Windy City and you.

You acknowledge and agree that, other than as set forth herein, you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company or its affiliates, and that no representations or promises to the contrary have been made to you.

Berkshire Release of Claims

In consideration of the payments and benefits under Section 4(a) of the Employment Agreement, you hereby agree on behalf of yourself, your heirs and assigns to release and forever discharge the Company and its related companies, and their past, present and future partners, agents, officers, shareholders, investors, directors, employees, contractors, subsidiaries, divisions, parents, and affiliates (“Company Released Parties”) from any and all claims, charges, demands, suits, causes or rights of action, at law or equity or otherwise, including but not limited to claims, charges, demands, suits, causes or rights of action relating to breach of contract or public policy, claims arising under Title VII of the Civil Rights Act, the Age Discrimination and Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Family Medical Leave Act (FMLA), the Older Workers Benefits Protection Act, the California Fair Employment and Housing Act, the California Labor Code, the California Business & Professions Code, the California Constitution, claims for any type of discrimination, injury, additional compensation or fringe benefits, and any and all rights to or claims for continued employment, attorneys fees or damages (including contract, compensatory, punitive or liquidated damages) or equitable relief, which you have as of or had prior to the Date of Termination, or which your heirs, executors, or assigns can or shall have, against any or all of them, whether known or unknown, on account of or arising out of or relating in any way to your relationship with any of the Company Released Parties (individually, “Berkshire Claim,” and collectively, “Berkshire Claims”) provided that you are not releasing any claims against the Company that (i) arise under this Agreement or (ii) arise after execution of this Agreement, including any claims with regard to your ongoing ownership of Class A Units of Windy City.

You further acknowledge that this release of Berkshire Claims covers any and all rights and benefits you have or may have in the future with respect to events occurring on or prior to the Date of Termination, whether known or unknown, and that you waive any and all rights under the laws of any state (expressly including but not limited to Section 1542 of the California Civil Code), which is substantially similar in wording or effect as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You shall be deemed to have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to §1542 of the California Civil Code with respect to events occurring on or prior to the Date of Termination.

You represent and warrant that you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any Berkshire Claim or any portion thereof or interest therein.

Nothing in this Agreement will waive, relinquish, diminish, or in any way affect (i) any rights or claims that, as a matter of law, cannot be released or waived including any rights you may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) your rights to any payments or benefits the Company is required to pay or provide pursuant to the terms of this Agreement; or (iii) your rights to indemnification under the Company’s governing documents, by any agreement, under any applicable law or otherwise.

You acknowledge and agree that you have had the opportunity to consider the terms of this letter agreement for at least 21 days. You agree that any modification to this letter agreement, material or otherwise, does not restart, extend or affect in any way this original 21-day consideration period. You also have the right to revoke your assent to this letter agreement at any time within seven (7) days of your signing it by delivering written notification of such revocation to Robert Luse, Vice President of Human Resources of the Company. If you revoke this letter agreement, all other terms stated above, including your rights to payments under this letter agreement, shall be void and of no effect. You further acknowledge that you have, in fact, carefully reviewed this letter agreement and that you understand it; that you are entering into it voluntarily and of your own free will; and that you have been advised to review this letter agreement with an attorney of your own choice before signing it.

Company Release of Claims

In consideration of your release of the Company for the matters set forth herein, the Company hereby agrees on behalf of itself and its assigns to release and forever discharge you and your heirs and permitted assigns from any and all claims, charges, demands, suits, causes or rights of action, at law or equity or otherwise, including but not limited to claims, charges, demands, suits, causes or rights of action relating to breach of contract or public policy, claims for any type of discrimination, injury, and any and all other rights or claims, attorneys fees or damages (including contract, compensatory, punitive or liquidated damages) or equitable relief, which the Company, has as of or had prior to, the Date of Termination or which its successors or assigns can or shall have, against you (or your estate), whether known or unknown, on account of or arising out of or relating in any way to the Company’s relationship with you (or your estate) (individually, “Company Claim,” and collectively, “Company Claims”) provided that the Company is not releasing any claims against you that (i) allege willful misconduct, (ii) arise under this Agreement, (iii) arise under the surviving provisions of Section 5 of the Employment Agreement, or (iv) arise after execution of this Agreement.

The Company represents and warrants that it has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Company Claim or any portion thereof or interest therein.

Consulting Services

During the period beginning on your Date of Termination and ending on December 31, 2009 (the “Consulting Period”), you agree to provide consulting services to the Company. Notwithstanding the foregoing, either you or the Company may terminate the Consulting Period prior to December 31, 2009 upon 30 days prior written notice to the other party and the Company may terminate the Consulting Period at any time for (i) the willful engaging by you in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company and its affiliates, (ii) the conviction of a felony or entry of a guilty or nolo contendere plea by you with respect thereto, or (iii) a material breach of Section 5(a) or 5(b) of the Employment Agreement.

As compensation for your consulting services, the Company will pay you US $10,000 per calendar month during the Consulting Period in accordance with the usual payroll practices of the Company for the provision of consulting services. The Company will also reimburse you for reasonable out of pocket expenses incurred by you in providing consulting services hereunder, including parking at the Los Angeles office.

During the Consulting Period, you agree to provide transition, consulting and other related services to the Company, as may be reasonably requested from time to time by the Company’s Chief Executive Officer (“CEO”) consistent with your position as former Senior Executive Vice President of the Company. You further agree to assist in providing an effective transition of your executive responsibilities. You agree to make yourself reasonably available as requested by the Company’s CEO and to develop a mutually acceptable work schedule during the term of your consulting engagement. You shall diligently and competently perform the services requested hereunder and use reasonable efforts in connection with the performance of such services. During any calendar month of the Consulting Period, you shall not be expected to provide more than approximately 25 hours of consulting services. During the Consulting Period, you agree to be available to the Company and its related companies to respond to requests for information pertaining to or relating to the Company and its related companies, or any of their agents, officers, directors or employees which may be within your knowledge.

During the Consulting Period, your relationship to the Company will be as an independent contractor and nothing contained in this Agreement shall be construed to imply that you will be an employee of the Company for any purpose, including, without limitation, withholdings for purposes of Social Security or income taxes, or entitlement to any insurance, retirement or other employee benefits offered by the Company. You acknowledge that the Company will not be withholding any federal, state, local or social security taxes and that you are solely responsible for the payment of all such taxes. As an independent contractor of the Company, you agree to abide by, and comply with, all federal, state and local laws insofar as they relate to the filing of all necessary forms and the payments of all amounts relating to any and all withholding amounts and taxes, including but not limited to, income taxes (corporate or individual), workers’ compensation, social security taxes, and/or unemployment compensation.

Miscellaneous

You and the Company each agree and acknowledge that certain rights, obligations and restrictions shall survive the termination of your employment, which for all purposes of the Employment Agreement occurs on the Date of Termination.

You agree to return to the Company and/or its related companies, by no later than the end of the Consulting Period, all company-related property, equipment, supplies, computers, phones, keys, key cards, files and documents (and all copies thereof). During the Consulting Period the Company shall continue to provide you access to an office in the Company’s Los Angeles and Chicago offices (though not necessarily your current office) as well as use of a laptop and Blackberry, access to Company email and related support and access to other Company resources as are necessary to provide the consulting services requested by the CEO provided that you will have no access to any investment related information relating to the Company and its affiliates’ investment management teams or registered investment advisers.

In the Form U5 termination statement to be filed by the Company with FINRA, the termination of your employment shall be referred to as a voluntary resignation, and no additional description shall be included. You and your counsel shall have the right to review the completed Form U5 prior to the Company filing it with FINRA.

As of the Date of Termination, you will no longer be considered an employee or affiliate of the Company or any of its affiliated companies (other than as required to obtain the benefits set forth in this letter agreement), and you will not be an “access person,” as defined by Rule 204A-1 under the Investment Advisers Act of 1940, as amended, with respect to any of the Company’s or its affiliates’ investment teams or registered investment advisers, provided however that you remain subject to (1) the continuing obligations under the Employment Agreement and otherwise with respect to preservation and non-disclosure of the Company’s confidential information, trade secrets and client portfolio information, and (2) obligations under the federal securities laws in respect of trading or communicating any material non-public information that you were privy to as a Company employee or will be privy to as a result of your consulting arrangement. During the Consulting Period, you will not be considered an employee of the Company or any of its affiliated companies, and will not be subject to the compliance codes and restrictions applicable to employees in any manner, including with respect to securities trading.

The Company shall not make any public disclosure regarding your termination or subsequent separation from the Company without providing you with a copy of such disclosure and at least 48 hours in which to comment on such disclosure. The Company shall reasonably consider such comments; provided, that the Company shall retain control over the final content of such disclosure. For purposes of this paragraph, “public disclosure” shall exclude any disclosure over which the Company does not have control.

This letter agreement shall be binding upon and inure to the benefit of the respective successors, heirs, assigns, administrators, executors and legal representatives of the parties and other entities described herein.

No change to this letter agreement will be valid unless in writing and signed by the Company and you. Please confirm your acceptance of these terms by signing on the space provided below and returning this letter agreement to the Company.

NUVEEN INVESTMENTS INC.

By:	/s/ Robert P. Luse

Its:	EVP, HR

Accepted this 30th day of June, 2009

/s/ Alan G. Berkshire

Alan G. Berkshire